EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2001 relating to the financial statements and financial statement schedule of Monolithic System Technology, Inc. (the Company), which appear in the Company’s Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 24, 2003